KAL Energy, Inc. - Announces Management Changes
LONDON, Feb 20, 2008.

LONDON - KAL Energy, Inc (OTCBB:KALG) is pleased to announce management changes targeted at reducing costs, further strengthen corporate governance and positioning the company to fully develop its thermal coal prospects to capitalize on the very strong fundamentals of the Asian coal market.

Mr. Laith Reynolds, Chairman of KAL Energy, has informed the board of his intention to retire by the end of KAL’s fiscal year. “With the company now structured for success, I believe it is the right time to help the Board to secure my replacement. I have enjoyed my time with the KAL team, and am very confident of its future.” stated Mr. Reynolds. Mr. Hurley commented “On behalf of the entire KAL team, I would like to take this opportunity to thank Mr. Reynolds for his service to the company during its critical formation stages. We sincerely wish him all the best for his retirement.”

Mr. Hurley added "I would also like to welcome Mr. William Bloking to the position of Deputy Chairman and know that his wide experience both inside the Resources sector and his wider Directorship experience will be of significant advantage to us as a Group as we move forward". Mr. Bloking recently retired as President of Australia-Asia Gas for BHP Billiton Petroleum, where he also served as CEO of BHP Billiton Petroleum (North West Shelf) and was fully responsible for the BHPB’s interest in the North West Shelf, Browse LNG and Pilbara LNG projects. BHP Billiton is the world’s largest diversified resource company and is noted as the second largest producer and marketer of export thermal coal. Prior to his work at BHP Billition, Mr. Bloking also served as a General Manager for Esso Indonesia, Inc. American-born Mr. Bloking holds dual American / Australian citizenship. He is currently Chairman of Norwest Energy NL, Cool Energy Ltd, and Cullen Wines (Australia), and is a director of the John Holland Group, Nido Petroleum, Delta Pacific Mining Plc, the West Australian Symphony Orchestra and the Lions Eye Institute. He is also a Fellow of the Australian Institute of Company Directors and a Councilor of the Western Australia Branch, a Governor of the American Chamber of Commerce in Australia, a member of the Advisory Board of the University of Western Australia’s Confucius Centre, and is an Adjunct Professor at Murdoch University.

As part of the de-layering of KAL’s management structure Mr. David Pope, COO of the KAL Energy subsidiary Thatcher Mining, resigned from the company.

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a key transportation system for delivering coal to domestic and international markets. One of the concessions has a JORC Compliant Inferred Resource of 204 Million tonnes of thermal coal. With numerous other coal mines in East Kalimantan, including the world's largest thermal coal exporter Kaltim Prima Coal (KPC), KAL Energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines and environmentally friendlier coal product. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter.

For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

Mr. Martin Hurley - Chief Executive Officier
KAL Energy, Inc (NASDAQ OTCBB:KALG, FRANKFURT:D9T)
93-95 Gloucester Place
London, W1U 6JQ
Telephone: +44 207 487 8426
Fax: +44 207 487 8402